News Release
EXHIBIT 99.1
SM ENERGY REPORTS 2022 RESULTS AND 2023 OPERATING PLAN

DENVER, CO February 22, 2023 - SM Energy Company (the “Company”) (NYSE: SM) today announced certain fourth quarter and full year 2022 operating and financial results, year-end 2022 estimated proved reserves and its 2023 operating plan. Highlights include:
•Substantial growth in profitability. Net income for the full year 2022 and fourth quarter 2022 was $1.11 billion and $258.5 million, or $8.96 and $2.09 per diluted common share, respectively. Adjusted net income(1) for the full year 2022 and fourth quarter 2022 was $7.29 and $1.29 per diluted common share, respectively.
~~•~~Increased return of capital to stockholders through share buybacks and fixed dividend. The Company repurchased 1,365,255 shares from announcement of its return of capital program on September 7, 2022 through year-end and initiated payment of the $0.15 quarterly dividend on November 7, 2022.
•Proved reserves growth. Estimated proved reserves at year-end 2022 totaled 537 MMBoe, a 9% increase from year-end 2021, replacing 2022 production by 205%. The ratio of estimated proved reserves at year-end 2022 to 2022 production is 10.1 years. The standardized measure of discounted future net cash flows from estimated proved reserves was $9.96 billion, up 43% from year-end 2021.
•Significant cash flow generation. For the full year 2022, net cash provided by operating activities of $1.69 billion before net change in working capital of $72.1 million totaled $1.76 billion.(1) Fourth quarter net cash provided by operating activities of $288.4 million before net change in working capital of $58.8 million was $347.2 million.(1) For the full year 2022, the Company generated Adjusted free cash flow(1) of $848.7 million, more than double the Adjusted free cash flow generated in 2021.
•Production at high end of guidance. Production for the full year 2022 was 53.0 MMBoe or 145.1 MBoe/d, up 3% from 2021. Fourth quarter production was 13.1 MMBoe or 142.9 MBoe/d.
•Strengthened balance sheet. Cash and cash equivalents at year-end 2022 were $445.0 million. Utilizing cash generated in 2022, and in support of the Company’s objective to reduce absolute debt, the Company redeemed $551.4 million of long-term debt and ended 2022 with a net debt-to-Adjusted EBITDAX(1) ratio of 0.59 times.
•Stewardship targets on track. The Company made substantial progress in 2022 and is committed to achieving its short-to-medium-term targets for flaring, Scope 1 and 2 greenhouse gas emissions reductions, and methane intensity. For full year 2022, the Company had de minimis routine flaring and non-routine flaring was less than 1% at all SM Energy operations. Scope 1 and 2 greenhouse gas emissions intensity was down an estimated 40% from base year 2019 and methane intensity was estimated at less than 0.04 mT CH4/MBoe.
2023 Strategic Objectives:
•Deliver increased return of capital to stockholders. Continue the Company’s sustainable capital return program through the increased fixed annual dividend of $0.60 per share, to be paid in quarterly increments, and share repurchases of up to $500.0 million in total through 2024, while maintaining a strong balance sheet.

•Focus on operational execution. Optimize capital efficiency, demonstrate innovation and maintain focus on ESG stewardship.
•Continue to replace/build top-tier inventory. Repeat the Company’s track record of inventory replacement and growth, applying the Company’s differential strength in geosciences and development optimization.
Chief Executive Officer Herb Vogel comments: “We are very pleased to report our results and achievements for 2022, which exceeded our strategic objectives. We generated Adjusted free cash flow(1) of $848.7 million, a 20% yield to market capitalization(1) at year-end. We outperformed our leverage objective and initiated a capital return program via an increased dividend and share repurchases. Proved reserves increased to 537 million Boe, which resulted in a Pre-tax PV-10(1) value of $12.15 billion and demonstrated our high-quality asset base. Our strategy is to be a premier operator of top tier assets and our 2023 objectives are intended to drive value creation, differential performance and increased stockholder returns.”
ESTIMATED PROVED RESERVES AT YEAR-END 2022

MMBoe
Estimated proved reserves year-end 2021	492.0
Revisions - infill and performance	92.1
Production	(53.0)
Revisions – 5-year rule	(19.9)
Reserve additions	16.7
Revisions – price	9.5
Estimated proved reserves year-end 2022	537.4
Estimated proved reserves at year-end 2022 were 537 MMBoe. Estimated proved reserves were 52% in South Texas and 48% in the Midland Basin, and were comprised of 38% oil, 44% natural gas and 18% NGLs. Reserves were 59% proved developed and 41% proved undeveloped.
•The ratio of estimated proved reserves at year-end 2022 to 2022 production is 10.1 years.
•Proved reserve additions and revisions related to infill and performance were 108.8 MMBoe, replacing 2022 production by 205%.
•2022 SEC pricing was $93.67 per Bbl oil, $6.36 per Mcf natural gas and $42.52 per Bbl NGLs, up 41%, 77% and 16%, respectively, compared to 2021 SEC pricing.
•The nominal increase in proved reserves due to price revisions is a testament to the high-quality and commodity price resiliency of the Company’s reserve base.
•South Texas proved reserves increased 40 MMBoe compared with 2021 as a result of continued Austin Chalk success.
•PDP reserves of 308 MMBoe surpassed the Company’s previous peak of 297 MMBoe, set at the end of 2021.

STANDARDIZED MEASURE
The standardized measure of discounted future net cash flows from estimated proved reserves was $9.96 billion at year-end 2022, up from $6.96 billion at year-end 2021. The 43% increase in the standardized measure compared with year-end 2021 is predominantly due to the increase in reserves and SEC pricing across commodities used in the calculation. Pre-tax PV-10(1) was $12.15 billion, the highest value in Company history.
FOURTH QUARTER AND FULL YEAR 2022 RESULTS

PRODUCTION BY OPERATING AREA
Fourth Quarter 2022
	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	4,416 / 48.0	1,289 / 14.0	5,705 / 62.0
Natural Gas (MMcf / MMcf/d)	15,928 / 173.1	16,174 / 175.8	32,102 / 348.9
NGLs (MBbl / MBbl/d)	12 / -	2,076 / 22.6	2,088 / 22.7
Total (MBoe / MBoe/d)	7,083 / 77.0	6,060 / 65.9	13,143 / 142.9
Note: Totals may not calculate due to rounding.
•Fourth quarter production volumes of 13.1 MMBoe (142.9 MBoe/d) were up 4% sequentially, near the high end of guidance, and were 43% oil.
•Fourth quarter volumes in South Texas reflect approximately 0.08 MMBoe shut-in due to inclement weather in December. South Texas infrastructure was designed as a dry gas system supporting Eagle Ford production and the Company experiences intermittent curtailments at certain wells due to high line pressures associated with the high liquids content of Austin Chalk wells. During the fourth quarter 2022, the effect of high line pressures curtailed an estimated 0.2 MMBoe of production, which was largely considered in guidance. The Company continues to work with its midstream partners to upgrade facilities in the region to accommodate the higher liquids production.

Full Year 2022
	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	19,105 / 52.3	4,874 / 13.4	23,979 / 65.7
Natural Gas (MMcf / MMcf/d)	63,459 / 173.9	62,471 / 171.2	125,930 / 345.0
NGLs (MBbl / MBbl/d)	31 / -	7,961 / 21.8	7,992 / 21.9
Total (MBoe / MBoe/d)	29,712 / 81.4	23,247 / 63.7	52,959 / 145.1
Note: Totals may not calculate due to rounding.
•Full year production volumes of 53.0 MMBoe (145.1 MBoe/d) were up 3% from 2021.
•Production volumes were 56% from the Midland Basin and 44% from South Texas. Volumes were 45% oil, 15% NGLs and 40% natural gas.
•Oil volumes from South Texas reflect a 78% increase over the prior year period as the Company continued delineation drilling and initiated development drilling of the Austin Chalk on its 155,000-acre South Texas position.

REALIZED PRICES BY OPERATING AREA
	Fourth Quarter 2022
	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$83.09	$79.82	$82.35 / $67.30
Natural Gas ($/Mcf)	$4.34	$4.69	$4.52 / $3.60
NGLs ($/Bbl)	nm	$26.06	$26.10 / $25.83
Per Boe	$61.62	$38.42	$50.92 / $42.12
Note: Totals may not calculate due to rounding.

	Full Year 2022
	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$95.08	$93.04	$94.67 / $73.21
Natural Gas ($/Mcf)	$6.82	$5.73	$6.28 / $4.92
NGLs ($/Bbl)	nm	$35.67	$35.66 / $32.60
Per Boe	$75.74	$47.12	$63.18 / $49.76
Note: Totals may not calculate due to rounding.
•In the fourth quarter, the average realized price before the effect of hedges was $50.92 per Boe and the average realized price after the effect of hedges was $42.12 per Boe.(1) For the full year, the average realized price before the effect of hedges was $63.18 per Boe and the average realized price after the effect of hedges was $49.76 per Boe.(1)
•In the fourth quarter, benchmark pricing included NYMEX WTI at $82.64/Bbl, NYMEX Henry Hub natural gas at $6.26/MMBtu and Hart Composite NGLs at $33.03/Bbl. For the full year, benchmark pricing included NYMEX WTI at $94.23/Bbl, NYMEX Henry Hub natural gas at $6.64/MMBtu and Hart Composite NGLs at $43.48/Bbl.
•The effect of commodity derivative settlements for the fourth quarter and full year was a loss of $8.80 per Boe, or $115.6 million, and a loss of $13.42 per Boe, or $710.7 million, respectively.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
NET INCOME, NET INCOME PER SHARE AND NET CASH PROVIDED BY OPERATING ACTIVITIES
Fourth quarter 2022 net income was $258.5 million, or $2.09 per diluted common share, compared with net income of $424.9 million, or $3.43 per diluted common share, for the same period in 2021. The current year period included a 21% decrease in operating revenues and other income, compared with the same period in 2021, due to lower production partially offset by higher realized prices for oil and NGLs after the effect of derivative settlements, as well as increased production costs. For the full year 2022, net income was $1.11 billion, or $8.96 per diluted common share, compared with net income of $36.2 million, or $0.29 per diluted common share, for the full year 2021. Full year net income reflects a 28% increase in operating revenues and other income, a 22% decrease in DD&A expense, and lower net derivative loss, which was partially offset by higher production expenses per Boe and higher income tax expense.

Fourth quarter 2022 net cash provided by operating activities of $288.4 million before net change in working capital of $58.8 million totaled $347.2 million,(1) which was down $17.2 million, or 5%, from $364.4 million(1) in the same period in 2021. For the full year 2022, net cash provided by operating activities of $1.69 billion before net changes in working capital of $72.1 million totaled $1.76 billion,(1) which was up $716.1 million, or 69%, from $1.04 billion(1) in 2021.
ADJUSTED EBITDAX,(1) ADJUSTED NET INCOME(1) AND NET DEBT-TO-ADJUSTED EBITDAX(1)
Fourth quarter 2022 Adjusted EBITDAX(1) was $373.9 million, down $33.0 million, or 8%, from $406.9 million in the same period in 2021. The decrease in Adjusted EBITDAX(1) was due to lower production and higher production costs per Boe, partially offset by a higher realized price per Boe after the effect of derivative settlements. For the full year 2022, Adjusted EBITDAX(1) was $1.92 billion, compared with $1.23 billion in 2021. The 57% increase in Adjusted EBITDAX was due to a 3% increase in production, 38% increase in the average realized price per Boe after the effect of derivative settlements, and lower cash interest expense, which was partially offset by higher production costs per Boe.
Fourth quarter 2022 adjusted net income(1) was $159.2 million, or $1.29 per diluted common share, which compares with adjusted net income(1) of $141.5 million, or $1.14 per diluted common share, for the same period in 2021. For the full year 2022, adjusted net income(1) was $904.0 million, or $7.29 per diluted common share, compared with adjusted net income(1) of $228.3 million, or $1.85 per diluted common share, in 2021.
At December 31, 2022, Net debt-to-Adjusted EBITDAX(1) was 0.59 times.
FINANCIAL POSITION, LIQUIDITY AND CAPITAL EXPENDITURES
At year-end 2022, the outstanding principal amount of the Company’s long-term debt was $1.59 billion with zero drawn on the Company’s senior secured revolving credit facility. At year-end 2022, cash and cash equivalents were $445.0 million and net debt(1) was $1.14 billion, down $663.7 million from year-end 2021. As of December 31, 2022, the Company’s borrowing base and commitments under its senior secured revolving credit facility were $2.50 billion and $1.25 billion, respectively, providing $1.70 billion in available liquidity.
In the fourth quarter 2022, capital expenditures of $288.1 million adjusted for decreased capital accruals of $20.8 million were $267.3 million.(1) During the fourth quarter of 2022, the Company drilled 26 net wells and added 21 net flowing completions. For the full year 2022, capital expenditures of $879.9 million adjusted for increased capital accruals of $29.8 million totaled $909.7 million(1) and the Company drilled 90 net wells and added 79 net flowing completions. Fourth quarter and full year capital expenditures adjusted for capital accruals exceeded guidance by approximately $10 million primarily due to the unplanned pre-purchase of pipe for 2023 activity.

COMMODITY DERIVATIVES
Commodity hedge positions as of February 15, 2023:
•Oil: Slightly less than 30% of expected 2023 oil production is hedged to contract prices in the Midland Basin at an average price of $74.10/Bbl (weighted-average of collar floors and swaps, excludes basis swaps).
•Oil, Midland Basin differential: Approximately 5,400 MBbls is hedged to the local price point at a positive $0.94/Bbl basis.
•Natural gas: Slightly less than 30% of expected 2023 natural gas production is hedged at an average price of $3.97/MMBtu (weighted-average of collar floors and swaps, excludes basis swaps).
A detailed schedule of these and other hedge positions are provided in the accompanying slide deck.
2023 OPERATING PLAN AND GUIDANCE
Discussion in this release of the Company’s 2023 operating plan guidance includes the term “capital expenditures,” which is defined to include adjustments for capital accruals, and is a non-GAAP measure. In reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, the Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculations are inherently unpredictable, such as changes to, and the timing of, capital accruals, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation could significantly affect the accuracy of a reconciliation.
KEY ASSUMPTIONS
•Price deck approximates early February strip prices at $80.00 per Bbl WTI; $3.00 per MMBtu natural gas; $34.00 per Bbl NGLs.
•Hedges currently in place.
•Processing ethane for the full year.
GUIDANCE FULL YEAR 2023:
•Production volumes year-over-year are expected to remain flat to low single digit growth at 52.5-54.5 MMBoe, or 144-150 MBoe/d at 43% oil.
•Capital expenditures adjusted for capital accruals(1): are expected to be approximately $1.1 billion, excluding acquisitions.
◦The capital program increased the allocation to Midland Basin activity due to the expectation of lower natural gas prices in 2023. The allocation of drilling and completion capital is expected to be roughly 60% to the Midland Basin and 40% to South Texas.
◦The capital program includes approximately $45 million for facilities, including extension of the South Texas oil facilities, as well as $22 million for capitalized interest.
◦Total net wells drilled is expected to approximate 85-90, roughly split equally between Midland Basin and South Texas. Total net wells completed is expected to approximate 50 in Midland Basin and 40 in South Texas.
▪Midland Basin operations are expected to continue to co-develop zones and is expected to include activity across the RockStar position as well as in Sweetie Peck. The scheduling of the Guitar consolidated development, a previously discussed project that includes 20 wells on four adjacent pads, has been modified with all wells completed by the end of the second quarter and turned-in-line by early in the third quarter.
▪South Texas activity is expected to be concentrated on Austin Chalk development.
•Production costs:
◦LOE is expected to average between $5.75-6.00/Boe, which includes workover activity;
◦Transportation is expected to approximate $2.50/Boe, which includes a reduction to South Texas natural gas transportation costs of approximately $0.35/Mcf starting in July 2023;
◦Production and ad valorem taxes are expected to average between $2.90-3.00/Boe.
•G&A: is expected to approximate $120 million.
•Exploration/Capitalized overhead: is expected to approximate $45 million.
•DD&A: is expected to average between $12-13/Boe.
GUIDANCE FIRST QUARTER 2023:
•Capital expenditures: are expected to range between $320-330 million, which includes drilling approximately 22 net wells, completing approximately 25 net wells and facilities costs. Capital expenditures are weighted to the first half of the year, which includes approximately 60% of 2023 well completions and facilities costs.
•Production: is expected to range between 12.9-13.1 MMBoe, or 143-146 MBoe/d, at 42-43% oil. Production volumes consider the expected effects of offset activity and curtailments.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
February 23, 2023 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the 2022 financial and operating results/2023 operating plan Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone. In order to join the live conference call, please register at the link below for dial-in information.
•Live Conference Call Registration: https://conferencingportals.com/event/pAjDSntN
•Replay (conference ID 11299) - Domestic toll free/International: 888-330-2434/240-789-2725
The call replay will be available approximately one hour after the call and until March 9, 2023.
CONFERENCE PARTICIPATION
•February 27, 2023 - Credit Suisse 28th Annual Vail Summit. Executive Vice President and Chief Financial Officer Wade Pursell will present at 9:15 a.m. Mountain time and will participate in investor meetings at the event. The presentation will be webcast, accessible from the Company’s website and available for replay for a limited time.
•March 6, 2023 - J.P. Morgan 2023 Global High Yield & Leveraged Finance Conference. Executive Vice President and Chief Financial Officer Wade Pursell will participate in investor meetings at the event.

DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “deliver,” “demonstrate,” "establish," “estimate,” “expects,” "goal," "generate," “maintain,” “objectives,” “optimize,” "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, commodity prices, projections for the first quarter and full year 2023 regarding guidance for capital, production, operating costs, general and administrative expenses, exploration expenses and DD&A and the number of net wells to be drilled and completed; the allocation of activity between our operating areas and, the Company’s 2023 strategic objectives, including generating and applying free cash flow to capital returns, maintaining low leverage, optimizing capital efficiency, replacing inventory and meeting the Company’s ESG stewardship goals. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the 2022 Form 10-K. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
RESERVE DISCLOSURE
The SEC requires oil and natural gas companies, in their filings with the SEC, to disclose estimated proved reserves, which are those quantities of oil, natural gas and NGLs, that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible-from a given date forward, from known reservoirs and under existing economic conditions (using the trailing 12-month average first-day-of-the-month prices), operating methods and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The SEC also permits the disclosure of separate estimates of probable or possible reserves that meet SEC definitions for such reserves; however, the Company currently does not disclose probable or possible reserves in its SEC filings.
Estimated proved reserves attributable to the Company at December 31, 2022, are estimated utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices of $93.67 per Bbl of oil, $6.36 per MMBtu of natural gas, and $42.52 per Bbl of NGLs. At least 80% of the PV-10 of the Company’s estimate of its total estimated proved reserves as of December 31, 2022, was audited by Ryder Scott Company, L.P.
FOOTNOTE 1: Indicates a non-GAAP measure or metric. Please refer to the "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" section in Financial Highlights for additional information.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Consolidated Balance Sheets
(in thousands, except share data)	December 31,
ASSETS	2022	2021
Current assets:
Cash and cash equivalents	$444,998	$332,716
Accounts receivable	233,297	247,201
Derivative assets	48,677	24,095
Prepaid expenses and other	10,231	9,175
Total current assets	737,203	613,187
Property and equipment (successful efforts method):
Proved oil and gas properties	10,258,368	9,397,407
Accumulated depletion, depreciation, and amortization	(6,188,147)	(5,634,961)
Unproved oil and gas properties, net of valuation allowance of $38,008 and $34,934, respectively	487,192	629,098
Wells in progress	287,267	148,394
Other property and equipment, net of accumulated depreciation of $56,512 and $62,359, respectively	38,099	36,060
Total property and equipment, net	4,882,779	4,575,998
Noncurrent assets:
Derivative assets	24,465	239
Other noncurrent assets	71,592	44,553
Total noncurrent assets	96,057	44,792
Total assets	$5,716,039	$5,233,977
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$532,289	$563,306
Derivative liabilities	56,181	319,506
Other current liabilities	10,114	6,515
Total current liabilities	598,584	889,327
Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes, net	1,572,210	2,081,164
Asset retirement obligations	108,233	97,324
Deferred income taxes	280,811	9,769
Derivative liabilities	1,142	25,696
Other noncurrent liabilities	69,601	67,566
Total noncurrent liabilities	2,031,997	2,281,519
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 121,931,676 and 121,862,248 shares, respectively	1,219	1,219
Additional paid-in capital	1,779,703	1,840,228
Retained earnings	1,308,558	234,533
Accumulated other comprehensive loss	(4,022)	(12,849)
Total stockholders’ equity	3,085,458	2,063,131
Total liabilities and stockholders’ equity	$5,716,039	$5,233,977

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Operating revenues and other income:
Oil, gas, and NGL production revenue	$669,250	$852,368	$3,345,906	$2,597,915
Other operating income	2,068	2,592	12,741	24,979
Total operating revenues and other income	671,318	854,960	3,358,647	2,622,894
Operating expenses:
Oil, gas, and NGL production expense	150,667	143,285	620,912	505,416
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	143,611	200,011	603,780	774,386
Exploration (1)	10,826	12,550	54,943	39,296
Impairment	1,002	8,750	7,468	35,000
General and administrative (1)	32,843	37,062	114,558	111,945
Net derivative (gain) loss (2)	(11,168)	(22,524)	374,012	901,659
Other operating expense, net	879	1,415	3,493	46,069
Total operating expenses	328,660	380,549	1,779,166	2,413,771
Income from operations	342,658	474,411	1,579,481	209,123
Interest expense	(22,638)	(40,085)	(120,346)	(160,353)
Net loss on extinguishment of debt	—	—	(67,605)	(2,139)
Other non-operating income (expense), net	3,310	607	4,240	(464)
Income before income taxes	323,330	434,933	1,395,770	46,167
Income tax expense	(64,867)	(10,033)	(283,818)	(9,938)
Net income	$258,463	$424,900	$1,111,952	$36,229

Basic weighted-average common shares outstanding	122,485	121,535	122,351	119,043
Diluted weighted-average common shares outstanding	123,399	124,019	124,084	123,690
Basic net income per common share	$2.11	$3.50	$9.09	$0.30
Diluted net income per common share	$2.09	$3.43	$8.96	$0.29
Dividends per common share	$0.15	$—	$0.31	$0.02

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,000	$946	$3,965	$3,950
General and administrative expense	3,914	3,682	14,807	14,869
Total non-cash stock-based compensation	$4,914	$4,628	$18,772	$18,819

(2) The net derivative (gain) loss line item consists of the following:
Derivative settlement loss	$115,620	$268,696	$710,700	$748,958
(Gain) loss on fair value changes	(126,788)	(291,220)	(336,688)	152,701
Total net derivative (gain) loss	$(11,168)	$(22,524)	$374,012	$901,659

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
December 31, 2022

Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2020	114,742,304	$1,147	$1,827,914	$200,697	$(13,598)	$2,016,160
Net income	—	—	—	36,229	—	36,229
Other comprehensive income	—	—	—	—	749	749
Cash dividends declared, $0.02 per share	—	—	—	(2,393)	—	(2,393)
Issuance of common stock under Employee Stock Purchase Plan	313,773	3	2,636	—	—	2,639
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	827,572	9	(9,081)	—	—	(9,072)
Stock-based compensation expense	60,510	1	18,818	—	—	18,819
Issuance of common stock through cashless exercise of Warrants	5,918,089	59	(59)	—	—	—
Balances, December 31, 2021	121,862,248	$1,219	$1,840,228	$234,533	$(12,849)	$2,063,131
Net income	—	—	—	1,111,952	—	1,111,952
Other comprehensive income	—	—	—	—	8,827	8,827
Cash dividends declared, $0.31 per share	—	—	—	(37,927)	—	(37,927)
Issuance of common stock under Employee Stock Purchase Plan	113,785	1	3,038	—	—	3,039
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	1,291,427	13	(25,142)	—	—	(25,129)
Stock-based compensation expense	29,471	—	18,772	—	—	18,772
Purchase of shares under Stock Repurchase Program	(1,365,255)	(14)	(57,193)	—	—	(57,207)
Balances, December 31, 2022	121,931,676	$1,219	$1,779,703	$1,308,558	$(4,022)	$3,085,458

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$258,463	$424,900	$1,111,952	$36,229
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	143,611	200,011	603,780	774,386
Impairment	1,002	8,750	7,468	35,000
Stock-based compensation expense	4,914	4,628	18,772	18,819
Net derivative (gain) loss	(11,168)	(22,524)	374,012	901,659
Derivative settlement loss	(115,620)	(268,696)	(710,700)	(748,958)
Amortization of debt discount and deferred financing costs	1,371	3,925	10,281	17,275
Net loss on extinguishment of debt	—	—	67,605	2,139
Deferred income taxes	66,061	9,847	269,057	9,565
Other, net	(1,426)	3,548	6,242	(3,753)
Changes in working capital:
Accounts receivable	37,235	8,776	38,554	(101,047)
Prepaid expenses and other	9,408	729	(1,055)	220
Accounts payable and accrued expenses	(105,476)	55,736	(109,562)	218,238
Net cash provided by operating activities	288,375	429,630	1,686,406	1,159,772

Cash flows from investing activities:
Capital expenditures	(288,088)	(124,576)	(879,934)	(674,841)
Other, net	267	2,092	(329)	7,606
Net cash used in investing activities	(287,821)	(122,484)	(880,263)	(667,235)

Cash flows from financing activities:
Proceeds from revolving credit facility	—	183,000	—	1,832,500
Repayment of revolving credit facility	—	(183,000)	—	(1,925,500)
Net proceeds from Senior Notes	—	—	—	392,771
Cash paid to repurchase Senior Notes	—	—	(584,946)	(450,776)
Repurchase of common stock	(36,966)	—	(57,207)	—
Net proceeds from sale of common stock	1,394	1,324	3,039	2,639
Dividends paid	(18,419)	(1,215)	(19,637)	(2,393)
Net share settlement from issuance of stock awards	—	(4,339)	(25,129)	(9,072)
Other, net	—	—	(9,981)	—
Net cash used in financing activities	(53,991)	(4,230)	(693,861)	(159,831)

Net change in cash, cash equivalents, and restricted cash	(53,437)	302,916	112,282	332,706
Cash, cash equivalents, and restricted cash at beginning of period	498,435	29,800	332,716	10
Cash, cash equivalents, and restricted cash at end of period	$444,998	$332,716	$444,998	$332,716

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Consolidated Statements of Cash Flows (Continued)
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Supplemental schedule of additional cash flow information:
Operating activities:
Cash paid for interest, net of capitalized interest	$(8,572)	$(10,378)	$(134,240)	$(136,606)
Net cash paid for incomes taxes	$(70)	$(62)	$(10,576)	$(864)

Investing activities:
Increase (decrease) in capital expenditure accruals and other	$(20,801)	$(19,711)	$29,789	$(10,826)

DEFINITIONS OF NON-GAAP MEASURES AND METRICS AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures and metrics, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these measures and metrics are widely used by the investment community, including investors, research analysts and others, to evaluate and compare recurring financial results among upstream oil and gas companies in making investment decisions or recommendations. These measures and metrics, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures and metrics provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of the Company’s non-GAAP measures to the most directly comparable GAAP measure is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. The Company believes that Adjusted EBITDAX is a non-GAAP measure that we believe provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s 2022 Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted net income (loss) and adjusted net income (loss) per diluted common share: Adjusted net income (loss) and adjusted net income (loss) per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Adjusted free cash flow: Adjusted free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before increase (decrease) in capital expenditure accruals and other. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund discretionary obligations such as debt reduction, returning cash to stockholders or expanding the business.
Adjusted free cash flow yield to market capitalization: Adjusted free cash flow yield to market capitalization is calculated as Adjusted free cash flow (defined above) divided by market capitalization (share close price multiplied by outstanding common stock). The Company believes this metric provides useful information to management and investors as a measure of the Company’s ability to internally fund its capital expenditures, to service or incur additional debt, and to measure management’s success in creating stockholder value.
Net debt: Net debt is calculated as the total principal amount of outstanding senior unsecured notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period (also referred to as leverage ratio). A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this metric in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.
Pre-Tax PV-10: Pre-Tax PV-10 is the present value of estimated future revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period. This measure is presented because management believes it provides useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Reinvestment rate: Reinvestment rate is calculated as capital expenditures before increase (decrease) in capital expenditure accruals and other divided by net cash provided by operating activities before net change in working capital. The Company believes this metric is useful to management and the investment community to understand the Company’s ability to generate sustainable profitability and may be used to compare over periods of time across industry peers.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity derivative settlements. The Company believes this metric is useful to management and the investment community to understand the effects of commodity derivative settlements on average realized price.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Production Data
	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2022	2021	Percent Change	2022	2021	Percent Change
Realized sales price (before the effect of derivative settlements):
Oil (per Bbl)	$82.35	$76.08	8%	$94.67	$67.72	40%
Gas (per Mcf)	$4.52	$6.35	(29)%	$6.28	$4.85	29%
NGLs (per Bbl)	$26.10	$39.63	(34)%	$35.66	$33.67	6%
Equivalent (per Boe)	$50.92	$58.54	(13)%	$63.18	$50.58	25%
Realized sales price (including the effect of derivative settlements):
Oil (per Bbl)	$67.30	$53.11	27%	$73.21	$48.99	49%
Gas (per Mcf)	$3.60	$4.31	(16)%	$4.92	$3.44	43%
NGLs (per Bbl)	$25.83	$22.99	12%	$32.60	$20.00	63%
Equivalent (per Boe)	$42.12	$40.09	5%	$49.76	$36.00	38%
Net production volumes: (1)
Oil (MMBbl)	5.7	7.8	(27)%	24.0	27.9	(14)%
Gas (Bcf)	32.1	31.3	3%	125.9	108.4	16%
NGLs (MMBbl)	2.1	1.6	32%	8.0	5.4	49%
Equivalent (MMBoe)	13.1	14.6	(10)%	53.0	51.4	3%
Average net daily production: (1)
Oil (MBbls per day)	62.0	84.5	(27)%	65.7	76.5	(14)%
Gas (MMcf per day)	348.9	339.7	3%	345.0	296.9	16%
NGLs (MBbls per day)	22.7	17.2	32%	21.9	14.7	49%
Equivalent (MBoe per day)	142.9	158.3	(10)%	145.1	140.7	3%
Per Boe data: (1)
Lease operating expense	$5.20	$4.21	24%	$5.03	$4.39	15%
Transportation costs	$2.86	$2.61	10%	$2.83	$2.71	4%
Production taxes	$2.43	$2.80	(13)%	$3.07	$2.36	30%
Ad valorem tax expense	$0.97	$0.22	341%	$0.79	$0.38	108%
General and administrative (2)	$2.50	$2.55	(2)%	$2.16	$2.18	(1)%
Derivative settlement loss	$(8.80)	$(18.45)	52%	$(13.42)	$(14.58)	8%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$10.93	$13.74	(20)%	$11.40	$15.08	(24)%

(1) Amounts and percentage changes may not calculate due to rounding.
(2) Includes non-cash stock-based compensation expense per Boe of $0.30 and $0.25 for the three months ended December 31, 2022, and 2021, respectively, and $0.28 and $0.29 for the twelve months ended December 31, 2022, and 2021, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP):	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (GAAP)	$258,463	$424,900	$1,111,952	$36,229
Interest expense	22,638	40,085	120,346	160,353
Income tax expense	64,867	10,033	283,818	9,938
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	143,611	200,011	603,780	774,386
Exploration (2)	9,826	11,604	50,978	35,346
Impairment	1,002	8,750	7,468	35,000
Stock-based compensation expense	4,914	4,628	18,772	18,819
Net derivative (gain) loss	(11,168)	(22,524)	374,012	901,659
Derivative settlement loss	(115,620)	(268,696)	(710,700)	(748,958)
Net loss on extinguishment of debt	—	—	67,605	2,139
Other, net	(4,679)	(1,900)	(9,743)	507
Adjusted EBITDAX (non-GAAP)	$373,854	$406,891	$1,918,288	$1,225,418
Interest expense	(22,638)	(40,085)	(120,346)	(160,353)
Income tax expense	(64,867)	(10,033)	(283,818)	(9,938)
Exploration (2)(3)	(8,851)	(11,604)	(36,810)	(35,346)
Amortization of debt discount and deferred financing costs	1,371	3,925	10,281	17,275
Deferred income taxes	66,061	9,847	269,057	9,565
Other, net	2,278	5,448	1,817	(4,260)
Net change in working capital	(58,833)	65,241	(72,063)	117,411
Net cash provided by operating activities (GAAP)	$288,375	$429,630	$1,686,406	$1,159,772

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the accompanying consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) For the twelve months ended December 31, 2022, amount is net of certain capital expenditures related to unsuccessful exploration efforts outside of our core areas of operations.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Adjusted Net Income Reconciliation (1)
(in thousands, except per share data)

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP):	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income (GAAP)	$258,463	$424,900	$1,111,952	$36,229
Net derivative (gain) loss	(11,168)	(22,524)	374,012	901,659
Derivative settlement loss	(115,620)	(268,696)	(710,700)	(748,958)
Impairment	1,002	8,750	7,468	35,000
Net loss on extinguishment of debt	—	—	67,605	2,139
Other, net	(985)	(885)	(3,969)	2,223
Tax effect of adjustments (2)	27,509	61,488	57,632	(41,678)
Valuation allowance on deferred tax assets	—	(61,488)	—	41,678
Adjusted net income (non-GAAP)	$159,201	$141,545	$904,000	$228,292

Diluted net income per common share (GAAP)	$2.09	$3.43	$8.96	$0.29
Net derivative (gain) loss	(0.09)	(0.18)	3.01	7.29
Derivative settlement loss	(0.94)	(2.17)	(5.73)	(6.06)
Impairment	0.01	0.07	0.06	0.28
Net loss on extinguishment of debt	—	—	0.54	0.02
Other, net	(0.01)	(0.01)	(0.03)	0.03
Tax effect of adjustments (2)	0.22	0.50	0.46	(0.34)
Valuation allowance on deferred tax assets	—	(0.50)	—	0.34
Adjusted net income per diluted common share (non-GAAP)	$1.29	$1.14	$7.29	$1.85

Basic weighted-average common shares outstanding	122,485	121,535	122,351	119,043
Diluted weighted-average common shares outstanding	123,399	124,019	124,084	123,690

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) The tax effect of adjustments for each of the three and twelve months ended December 31, 2022, and 2021, was calculated using a tax rate of 21.7%. This rate approximates the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Regional proved oil and gas reserve quantities

	Midland Basin	South Texas	Total
Year-end 2022 estimated proved reserves
Oil (MMBbl)	153.1	52.7	205.8
Gas (Bcf)	625.1	777.8	1,402.9
NGL (MMBbl)	0.2	97.6	97.8
MMBoe	257.4	280.0	537.4
% Proved developed	64%	55%	59%

Note: Amounts may not calculate due to rounding.

Pre-tax PV-10 Reconciliation (1)
(in millions)
	As of December 31,
Reconciliation of standardized measure of discounted future net cash flows (GAAP) to Pre-tax PV-10 (non-GAAP):	2022	2021
Standardized measure of discounted future net cash flows (GAAP)	$9,962.1	$6,962.6
Add: 10 percent annual discount, net of income taxes	7,551.5	4,844.9
Add: future undiscounted income taxes	3,888.3	2,130.3
Pre-tax undiscounted future net cash flows	21,401.9	13,937.8
Less: 10 percent annual discount without tax effect	(9,247.4)	(5,779.2)
Pre-tax PV-10 (non-GAAP)	$12,154.5	$8,158.6

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.

Reconciliation of Total Principal Amount of Debt to Net Debt (1)
(in thousands)
	As of December 31,
	2022	2021
Principal amount of Senior Secured Notes (2)	$—	$446,675
Principal amount of Senior Unsecured Notes (2)	1,585,144	1,689,913
Revolving credit facility (2)	—	—
Total principal amount of debt (GAAP)	1,585,144	2,136,588
Less: Cash and cash equivalents	444,998	332,716
Net Debt (non-GAAP)	$1,140,146	$1,803,872

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Amounts are from Note 5 - Long-term Debt in Part II, Item 8 of the Company's Form 10-K for the years ended December 31, 2022, and 2021, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2022

Adjusted Free Cash Flow (1)
(in thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities (GAAP)	$288,375	$429,630	$1,686,406	$1,159,772
Net change in working capital	58,833	(65,241)	72,063	(117,411)
Cash flow from operations before net change in working capital (non-GAAP)	347,208	364,389	1,758,469	1,042,361

Capital expenditures (GAAP)	288,088	124,576	879,934	674,841
Increase (decrease) in capital expenditure accruals and other	(20,801)	(19,711)	29,789	(10,826)
Capital expenditures before accruals and other (non-GAAP)	267,287	104,865	909,723	664,015

Adjusted free cash flow (non-GAAP)	$79,921	$259,524	$848,746	$378,346

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.